Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Ensco plc:

We consent to the incorporation by reference in the registration statement on Form S-8 (Nos. 333-174611, 333-58625, 33-40282, 333-97757, 333-125048, 333-156530, 333-181593 and 333-204294) and on Form S-3 (No. 333-201532) of Ensco plc of our report dated February 24, 2016, with respect to the consolidated balance sheets of Ensco plc as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive (loss) income, and cash flows for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal controls over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10-K of Ensco plc.

/s/ KPMG LLP
Houston, Texas
February 24, 2016